                                                                      Exhibit 99
                                                                      ----------


[ORASURE TECHNOLOGIES, INC. LOGO]

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com
------------------------
www.orasure.com
---------------


            OraSure Technologies Announces 2002 First Quarter Results


BETHLEHEM, PA - April 30, 2002 - (BW HealthWire) - OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader in oral fluid diagnostics, today announced its financial results for the quarter ended March 31, 2002.

Total revenues for the quarter increased approximately 4% to $7.7 million compared to $7.4 million for the quarter ended March 31, 2001. Product revenues for the first quarter of 2002 increased approximately 8% to $7.5 million compared to $6.9 million in 2001.

The Company recorded a net loss of approximately $1.6 million, or ($0.04) per share, for the first quarter of 2002. This included approximately $0.6 million in severance charges. These results compare to a net loss of approximately $1.0 million, or ($0.03) per share, in the first quarter of 2001, which included $450,000 in manufacturing restructuring charges.

"The first quarter was marked by substantial change and progress, as we laid the groundwork for the Company's future," said Mike Gausling, President and CEO. "It started following a change in executive leadership and our decision to consolidate all operations to Bethlehem and implement a 10% workforce reduction. We achieved several significant milestones as well, including the addition of three new Intercept(R) workplace distributors, receipt of FDA clearance for the UPlink(TM) drug testing system and opiates test, and preparation for a facility inspection by the FDA in connection with our OraQuick(R) HIV-1 whole blood PMA application. We remain very optimistic about the future, given the Company's pipeline of new products and technologies."

The revenue increase during the first quarter was primarily attributable to higher sales of the Histofreezer(R) portable cryosurgical system and OraSure(R) oral fluid collection devices, partially offset by lower product sales in the insurance risk assessment market and lower licensing and product development revenues.

Gross margin in the first quarter decreased slightly to approximately 63% from approximately 64% for the first quarter of 2001, primarily as a result of lower license and product development revenue.

Operating expenses in the quarter increased $1.0 million to approximately $6.5 million, from approximately $5.5 million in the comparable period in 2001. This increase was primarily attributable to severance charges recorded in 2002, increased staffing and related expenses in the area of sales and marketing, and increased spending in research and development in support of regulatory submissions for the Company's products.

Cash, cash equivalents and short-term investments totaled approximately $12.4 million and working capital equaled approximately $18.2 million at March 31, 2002, compared to approximately $15.2 million in cash, cash equivalents and short-term investments and $19.8 million of working capital at December 31, 2001.

                                                           Condensed Financial Data
                                                 (In thousands, except per-share data and
                                                              percentages)
                                                              [Unaudited]

                                                         Quarter ended March 31,
                                             ------------------------------------------------
                                                      2002                      2001
                                                      ----                      ----
Results of Operations

Revenues                                           $    7,725               $     7,404
Cost of products sold                                   2,894                     2,694
                                               -------------------    -------------------------
Gross profit                                            4,831                     4,710
Operating expenses                                      6,493                     5,492
Restructuring-related costs                                 -                       450
                                               -------------------    -------------------------
Operating loss                                         (1,662)                   (1,232)
Other income (expense), net                                69                       235
                                               -------------------    -------------------------
Net loss                                            $  (1,593)              $      (997)
                                               ===================    =========================
Basic and diluted net loss per share                $   (0.04)              $     (0.03)
                                               ===================    =========================
Shares used in computing basic
 and diluted net loss per share                        37,434                    36,457
                                               ===================    =========================



                                                                                 %            Percentage of
                                                         Dollars               Change        Total Revenues
                                                -----------------------------           --------------------------
       Revenue By Principal Markets                2002           2001                   2002          2001
                                                   ----      -    ----                   ----          ----


Insurance risk assessment                     $    2,792      $   3,123       -11%         36%           42%
Infectious disease testing                         1,510          1,324        14%         20%           18%
Substance abuse testing                            1,187          1,223        -3%         15%           17%
Physicians' offices therapies                      1,979          1,221        62%         26%           16%
                                              -------------  --------------           -----------  -------------
                                                   7,468          6,891         8%         97%           93%
License and product development                      257            513       -50%          3%            7%
                                              -------------  --------------           -----------  -------------
          Total revenues                      $    7,725      $   7,404         4%        100%          100%
                                              =============  ==============           ===========  =============




          Condensed Balance Sheet                   03/31/02               12/31/01
                                                -----------------       ---------------
                   Assets
                   ------

Cash and short-term investments                  $   12,430              $   15,191
Accounts receivable, net                              5,739                   6,058
Inventories                                           4,884                   4,445
Other current assets                                    989                   1,114
Property and equipment, net                           7,739                   7,800
Other non-current assets                              2,621                   2,677
                                                -----------------       ---------------
 otal assets                                     $   34,402              $   37,285
                                                =================       ===============

    Liabilities and Stockholders' Equity
    ------------------------------------

Current portion of long-term debt               $       984              $    1,058
Accounts payable                                      1,946                   2,874
Accrued expenses                                      2,892                   3,112
Long-term debt, less current portion                  3,364                   3,586
Other liabilities                                       256                     114
Stockholders' equity                                 24,960                  26,541
                                                -----------------       ---------------
Total liabilities and stockholders' equity       $   34,402              $   37,285
                                                =================       ===============


Conference Call

The Company will host a conference call with analysts and simultaneous audio webcast to discuss the Company's first quarter 2002 financial results beginning today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). On the call will be Mike Gausling, Chief Executive Officer, Ronald H. Spair, Chief Financial Officer, and R. Sam Niedbala, Chief Science Officer. The call will include brief remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International), or go to OraSure Technologies' Web site, www.orasure.com, and click on the Investor Info link at the top of the
      ---------------
page at least ten minutes prior to the start of the call to register and download and install any necessary audio software. A replay of the call will be archived on OraSure Technologies' Web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 3, 2002, by dialing 800-642-1687 (Domestic) or 706-645-9291
(International) and entering the Conference ID #3855928. In addition to the Company's financial performance, the call will cover business developments and certain forward-looking statements.

The webcast will also be distributed over the CCBN (Corporate Communications Broadcast Network) Investor Distribution Network. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).
              --------------------

About OraSure Technologies

OraSure Technologies, Inc. is the market leader for oral fluid diagnostics. The Company develops, manufactures, and markets medical devices and diagnostic products for use by insurance companies, public health agencies, clinical laboratories, physicians' offices, and workplace sites. For more information on the Company, please visit www.orasure.com.
                          ---------------

Important Information

This press release contains certain forward-looking statements, including with respect to financial performance, products, regulatory filings and clearances, markets and product sales. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to obtain and timing of obtaining necessary regulatory approvals; ability to develop product distribution channels; uncertainty relating to patent protection and potential patent infringement claims; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer inventory practices and consolidations; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general business, political and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission filings of OraSure Technologies, including its registration statements and its Annual Report on Form 10-K for the year ended December 31, 2001. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

                                     # # #